Exhibit 23.5

CONSENT

The undersigned hereby consents to being named in the registration statement on Form S-1 (Registration No. 333-148215) and in all subsequent amendments and post-effective amendments or supplements thereto and in any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act (the “Registration Statement”) of Intrepid Potash, Inc., a Delaware corporation (the “Company”), as an individual to become an executive officer of the Company and to the inclusion of his biographical information in the Registration Statement.

IN WITNESS WHEREOF, this Consent is signed and dated as of the 11th day of March, 2008.

/s/ David W. Honeyfield
Name:	David W. Honeyfield